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                          PURCHASE AND SUPPLY AGREEMENT

This Purchase and Supply Agreement (the "Agreement"), effective as of September 13, 1999 (the "Effective Date"), is made by and between DUSA Pharmaceuticals, Inc., a New Jersey corporation, having executive offices at 181 University Avenue, Suite 1208, Toronto, Ontario M5H 3M7, Canada ("DUSA"), and North Safety Products, Inc., a Delaware corporation and unit of Norcross Safety Products L.L.C., having offices at 2000 Plainfield Pike, Cranston, RI 02921 U.S.A. ("NSP").

                                   BACKGROUND

A. DUSA has developed a certain formulation of aminolevulinic acid HCl (ALA) known as Levulan(R) for topical delivery by means of an applicator known as the Kerastick(R) Applicator.

B. DUSA has secured supply of ALA and desires to secure supply of the combined ALA-applicator.

C. NSP has the capability and know-how necessary to supply such combined ALA-applicator, all as set forth herein below.

NOW THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the parties as follows:

                                    ARTICLE I

                                   DEFINITIONS

      1.1 "Actual Price" shall mean the actual price per Product unit payable with respect to Products ordered by DUSA hereunder, based on the actual number of units ordered by DUSA in any particular calendar year as set forth in Section
2.4 below.

      1.2 "Affiliate" shall mean any corporation or other entity which is directly or indirectly controlling, controlled by or under the common control with a party hereto. For purposes of this definition, "control" shall mean the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject entity to elect directors, or if not meeting the preceding, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists.

      1.3 "Aminolevulinic Acid HCl" or "ALA" shall mean the pharmaceutical composition 5-Aminolevulinic Acid, meeting the specifications set forth on Exhibit A hereto.

      1.4 "Applicator" shall mean the Kerastick applicator used to apply ALA for treatment of actinic keratosis, as defined in the New Drug Application (NDA) filed with the FDA for the Product or such other applicator as the parties may agree in writing.

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      1.5 "Approval" shall have the meaning as set forth in Section 7.1 below.

      1.6 "Confidential Information" shall have the meaning as set forth in
Section 11.1 below.

      1.7 "Control" shall mean possession by a party hereto of the ability to grant a license or sublicense to particular subject matter as provided for herein without violating the terms of any in-license agreement or similar arrangements with any third party under which such subject matter was acquired by such party to this Agreement.

      1.8 "DUSA Technology" shall mean DUSA Patents and DUSA Technical Information.

            1.8.1 "DUSA Technical Information" shall mean confidential information, tangible and intangible, and materials, including, but not limited to: pharmaceutical, chemical and biochemical products; technical and non-technical data and information and/or the results of tests, assays, methods and processes; and designs, drawings, sketches, plans, diagrams, specifications and/or other documents containing said information and data; in each case that is possessed by DUSA as of the Effective Date or discovered, developed or acquired by DUSA during the term of this Agreement, to the extent such relates to the manufacture, use or sale of the Product and to the extent that DUSA owns or Controls the same.

            1.8.2 "DUSA Patents" shall mean all patents and all reissues, renewals, re-examinations and extensions thereof, and patent applications therefor, and any divisions or continuations, in whole or in part, thereof, which claim the manufacture, use or sale of the Product and that are owned or Controlled by DUSA during the term of this Agreement.

      1.9 "FDA" shall mean the United States Food and Drug Administration.

      1.10 "GMP" shall mean current Good Manufacturing Practices as defined in the regulations promulgated by the FDA for the manufacturing, processing or packaging of finished pharmaceuticals, and corresponding regulatory standards required by other regulatory agencies in the Territory.

      1.11 "HPB" shall mean the Canadian Health Protection Branch.

      1.12 "Kerastick Trademark" shall mean the "Kerastick" trademark that DUSA has registered in connection with the Product, or such other trademark that DUSA registers for use with the Product in jurisdictions in which "Kerastick" is not selected by DUSA for use.

      1.13 "Levulan Trademark" shall mean the "Levulan" trademark that DUSA has registered in connection with the Product, or such other trademark that DUSA registers for use with the Product in jurisdictions in which "Levulan" is not selected by DUSA for use.

      1.14 "NSP Technology" shall mean NSP Patents and NSP Technical
Information.

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            1.14.1 "NSP Technical Information" shall mean confidential information, tangible and intangible, and materials, including, but not limited to: pharmaceutical, chemical and biochemical products; technical and non-technical data and information, and/or the results of tests, assays, methods and processes; and designs, drawings, sketches, plans, diagrams, specifications and/or other documents containing said information and data; in each case that is possessed by NSP as of the Effective Date or discovered, developed or acquired by NSP during the term of this Agreement, to the extent such relates to the manufacture, use or sale of the Product and to the extent that NSP owns or Controls the same. It is understood and agreed that NSP Technical Information shall include standard operating procedures, validation protocols and assay methods developed solely by NSP in the course of this Agreement.

            1.14.2 "NSP Patents" shall mean all patents and all reissues, renewals, re-examinations and extensions thereof, and patent applications therefor, and any divisions or continuations, in whole or in part, thereof, which claim the manufacture, use or sale of the Product and that are owned or Controlled by NSP during the term of this Agreement.

            1.14.3 "Product" shall mean a single ALA-Applicator combination meeting the Specifications.

      1.15 "Provisional Price" shall mean the price per Product unit paid to NSP as set forth in Section 2.8.1 below, based on the Forecasted quantities as set forth in Section 2.3 below.

      1.16 "Specifications" shall mean the specifications set forth in Exhibit B, as may be modified in accordance with Section 3.5 below.

      1.17 "Territory" shall mean the United States and Canada.

                                   ARTICLE II
                                     SUPPLY

      2.1 Product Supply. Subject to the terms and conditions of this Agreement, NSP shall supply to DUSA quantities of the Products ordered by DUSA from time to time during the term of this Agreement. Subject to Section 6.2 below, DUSA agrees to order at least [c.i.] of its commercial requirements of Products ordered for delivery in each calendar year during the term of this Agreement for sale in the Territory. No more often than [c.i.], NSP shall have the right to verify that DUSA has fulfilled the foregoing purchase obligations through an independent third party accountant engaged by NSP, who shall be obligated not to disclose any of DUSA's records to NSP. The parties recognize and acknowledge that DUSA's business may be dependent on the supply of Products to DUSA by NSP as specified hereunder.

      2.2 ALA Supply. Notwithstanding anything herein to the contrary, it is understood and agreed that NSP's obligation to supply Products hereunder is subject to DUSA making available adequate quantities of ALA. Accordingly, DUSA agrees to supply [c.i.] (directly or through a third

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party) quantities of ALA to NSP as NSP reasonably notifies DUSA that it will require to fulfill its supply obligations hereunder. Without limiting the foregoing and subject to DUSA making such quantities of ALA available, NSP shall maintain an inventory of ALA on its premises equal to the greater of [c.i.] or
(ii) the amount necessary to produce [c.i.] of the Product forecasted pursuant to Section 2.3 for the upcoming [c.i.] period.

            2.2.1 Acceptance. Within [c.i.] of receipt of any shipment of ALA supplied by or on behalf of DUSA hereunder, NSP shall inspect (or have inspected) such ALA and perform the quality performance tests specified on Exhibit C to ensure that such ALA meets the specifications set forth on Exhibit A therefor. For avoidance of doubt, if NSP fails to so inspect and test any ALA delivered to NSP hereunder within the time specified above, NSP shall bear the risk such ALA fails to meet the specifications therefor. If any ALA delivered to NSP hereunder fails to meet the specifications therefor, NSP shall immediately notify DUSA in writing and provide DUSA with a sample of such nonconforming ALA.

            2.2.2 Use. NSP shall use and store all ALA provided hereunder in accordance with all reasonable written instructions provided by DUSA. NSP agrees to use its best efforts to minimize the wastage of ALA involved in the production of Product hereunder so as to maximize Product yields. Without limiting the foregoing, NSP shall use all quantities of ALA provided hereunder for the sole purpose of producing Products ordered by DUSA hereunder. In addition, promptly after [c.i.] from the first order placed by DUSA under
Section 2.4 below, the parties agree to establish a minimum yield level for ALA/Product based on the yield levels for such [c.i.] period (the "Minimum Yield Level"), thereafter if the ALA/Product yields fall below the Minimum Yield Level for any rolling [c.i.] period during the term of this Agreement, DUSA shall have the right to credit the cost of the additional ALA used against amounts due to NSP for Product pursuant to Section 2.5 below, provided there are no material changes in the formulation or process of producing Products. Without limiting the foregoing, in the event there are material changes to the formulation or process of producing Products in accordance with Section 3.5 below, the parties shall revise the Minimum Yield Levels to reflect such changes.

      2.3 Forecasts. During the term of this Agreement, at least [c.i.] prior to the start of each calendar quarter ("Q1"), DUSA shall provide NSP with a rolling written forecast of the quantities of Products estimated to be required on a [c.i.] basis during Q1 and the next three (3) quarters ("Q2", "Q3" and "Q4", respectively).

      2.4   Orders.


            2.4.1 Orders. Together with each forecast provided under Section 2.3 above (the "Current Forecast"), DUSA shall place a firm order with NSP: (a) for delivery in Q1 the quantity of Product forecasted for Q1 in the Current Forecast, (b) for delivery in Q2 at least [c.i.] of the quantity of Product forecasted for Q2 in the Current Forecast, and (c) for delivery in Q3 at least [c.i.] of the quantity of Product forecasted for Q3 in the Current Forecast. In other words, the quantity of Product forecasted for Q2 in the Current Forecast shall not be reduced by more than [c.i.] as it rolls

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to Q1 in the next forecast, and the quantity of Product forecasted for Q3 in the
Current Forecast shall not be reduced by more than [c.i.] as it rolls to Q1. For avoidance of doubt, it is understood that DUSA may order additional quantities of Product for delivery hereunder in accordance with the lead times therefor and subject to NSP's total capacity constraints. NSP shall accept such orders from DUSA, subject to the remaining terms and conditions of this Agreement.

            2.4.2 Form of Orders. DUSA's orders shall be made pursuant to a written purchase order which is in a form mutually acceptable to the parties, and shall provide for shipment in accordance with reasonable delivery schedules and lead times as may be agreed upon from time to time by NSP and DUSA; provided that the maximum lead time within the current quarter shall not exceed [c.i.] unless otherwise mutually agreed, however, lead times for the initial order hereunder shall be [c.i.]. ANY ADDITIONAL OR INCONSISTENT TERMS OR CONDITIONS OF ANY PURCHASE ORDER, ACKNOWLEDGMENT OR SIMILAR STANDARDIZED FORM GIVEN OR RECEIVED PURSUANT TO THIS AGREEMENT SHALL HAVE NO EFFECT AND SUCH TERMS AND CONDITIONS ARE HEREBY EXCLUDED.

      2.5 Price. Subject to Section 10.2.1(A) below, the price to be paid by DUSA per Product unit ordered by DUSA shall be based upon the quantities of Products ordered by DUSA for delivery by NSP during a particular calendar year as set forth on Exhibit D. For avoidance of doubt it is understood that the prices quoted on Exhibit D are based upon the total cumulative quantities of Products ordered by DUSA for delivery during a particular calendar year, and not the quantity of any particular order. Notwithstanding the foregoing, beginning with calendar year 2000, the prices set forth on Exhibit D shall be subject to adjustment [c.i.] upon [c.i.] prior written notice to DUSA, provided that the percentage increase in the prices shall not exceed [c.i.], and no more than [c.i.] such price increase shall be made in [c.i.]. In addition, the parties agree to negotiate an equitable adjustment to the price of the Products in the event of any increase in NSP's costs of component parts for the Products purchased from a third party supplier of [c.i.] or more, to the extent such cost increase exceeds the price adjustment described in the preceding sentence. DUSA shall have the right to verify the cost increases set forth in the preceding sentence through a third party independent accountant engaged by DUSA, who shall be obligated not to disclose any of NSP's records to DUSA.

      2.6 Packaging. Products shall be shipped packaged in containers in accordance with the Packaging Specifications established under Section 9.1 below or as otherwise agreed by the parties hereto in writing. Each such container shall be individually labeled with a description of its contents, including the manufacturer lot number, quantity of Products, and date of manufacture.

      2.7 Delivery. NSP shall deliver quantities of Products ordered by DUSA on the dates specified in DUSA's purchase orders submitted in accordance with
Section 2.4 above. All Products shall be delivered [c.i.] to the location specified by DUSA prior to the shipping date therefor. The carrier shall be selected by agreement between DUSA and NSP, provided that in the event no such agreement is reached DUSA shall select the carrier. Each shipment shall be insured for the benefit of DUSA. All [c.i.] as well as any [c.i.], shall be paid by [c.i.].

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      2.8 Invoicing; Payment. NSP shall submit an invoice to DUSA upon shipment of Products by DUSA hereunder. All invoices shall be sent to the address specified in the purchase order therefor, and each such invoice shall state the aggregate and unit price for Products in a given shipment, [c.i.] to the purchase or shipment initially [c.i.]. All payments hereunder shall be made in U.S. dollars, by direct bank transfer to an account designated in NSP's invoice. NSP may [c.i.] if any undisputed invoices at the time of the scheduled shipment are more than [c.i.] beyond the due date thereof.

            2.8.1 Provisional Payment. The Provisional Price due to NSP under this Section 2.8 shall be made within [c.i.] from the later of (i) DUSA's [c.i.] or (ii) DUSA's [c.i.]. The Provisional Price shall be based on the forecasted quantities for a particular calendar year.

            2.8.2 Reconciliation. The Provisional Price under which Product was received shall be reconciled to the Actual Price within [c.i.] following the end of each calendar year based on actual orders for delivery in such calendar year. In the event that the Provisional Price paid by DUSA under Section 2.8.1 above was greater than the amount actually due, DUSA shall be entitled to [c.i.], at [c.i.] reasonable discretion. In the event that the Provisional Price paid by DUSA under Section 2.7.1 was less than the amounts actually due hereunder, DUSA shall pay the difference to NSP within [c.i.] after the end of such year. In either case, DUSA shall provide to NSP within the [c.i.] period a statement in reasonable detail setting forth the calculation of actual amounts due hereunder.

                                   ARTICLE III
                                     QUALITY

      3.1 Quality. All Products supplied by NSP shall meet the current Specifications therefor and shall be manufactured in accordance with all applicable GMP manufacturing and record keeping procedures and Approvals for the Products in the Territory at NSP's plant located at 2000 Plainfield Pike, Cranston, RI 02921 (the "Facility"), subject to the limitations of Article 8 below.

      3.2 Quality Control. Prior to each shipment of Products, NSP shall perform quality control procedures and inspections to verify that the Products to be shipped conform fully with the Specifications. Each shipment of Products shall be accompanied by a certificate of conformance describing all current requirements of the Specifications, results of test performed certifying that the Products supplied have been manufactured, controlled and released according to the Specifications and all relevant GMP requirements at the Facility stipulated under Section 3.1 above.

      3.3 Acceptance. Acceptance by DUSA of Products delivered by NSP hereunder shall be subject to inspection and applicable testing by DUSA or its designee. If on such inspection DUSA or its designee discovers that any Product shipped hereunder fails to conform with the Specifications or otherwise fails to conform to the warranties given by NSP in Section 8.1 below, DUSA or such designee may reject such Products, which rejection shall be accomplished by giving written notice to NSP specifying the manner in which such Product fails to meet the foregoing requirements and returning the nonconforming Products in accordance with NSP's reasonable instructions at NSP's

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expense. For avoidance of doubt, the parties hereby agree that DUSA's reasonable determination with respect to whether a particular Product conforms to the Specifications shall be binding on the parties. NSP shall [c.i.] the Products returned by DUSA within [c.i.]. The [c.i.] shall have priority over the supply of Products ordered for shipment, [c.i.] before or [c.i.] after the return of the nonconforming Products to NSP. If a shipment or part thereof is rejected before the date on which payment is due therefor, DUSA may withhold payment for such shipment or the rejected portion thereof; if a shipment or portion thereof is rejected after payment, DUSA may credit the amount paid therefor against other amounts due to NSP hereunder. The warranties given by NSP in Section 8.1 below shall survive any failure to reject by DUSA under this Section 3.3.
Subject to Article 8 below, Products shall be deemed accepted if no notice to the contrary is received by NSP within [c.i.] of DUSA's receipt of such Products.

      3.4 Presence At Facility. Upon at least [c.i.] prior written notice given by DUSA to NSP, DUSA shall have the right to assign a reasonable number of employees or consultants of DUSA (not to exceed [c.i.] to inspect and audit the Facility at which Products are manufactured in order to verify NSP's compliance with GMP and other agreed requirements, provided, however that (i) such employees or consultants shall not unreasonably interfere with other activities being carried out at the Facility, and (ii) that such employees or consultants shall observe all rules and regulations applicable to visitors and to individuals employed at the Facility.

      3.5 Changes. DUSA shall have the right to modify the Specifications from time to time. All such changes or modifications shall be in writing and shall be signed by an authorized representative of DUSA and NSP, and shall be effective for orders of applicable units placed after such notice. If such modifications result in a material change in NSP's manufacturing costs, the parties shall agree upon an appropriate adjustment to the price of the Product hereunder; and if such modifications result in a delay in delivery, the parties shall negotiate a reasonable extension of the affected lead times. Without limiting the foregoing, [c.i.] agrees to [c.i.] for inventory of Product components obsoleted as a result of a modification to the Specifications in accordance with this
Section 3.5 (including [c.i.] of quality assurance and testing therefor) and to the extent reasonably necessary for [c.i.] Products ordered pursuant to Section
2.4.1 above.

            3.5.1 Other [c.i.]. In addition, DUSA agrees to [c.i.] NSP for [c.i.] as may be reasonable to [c.i.] its [c.i.] necessarily and solely incurred in the proper performance of this Agreement relating to Product [c.i.] or [c.i.] as a result of such modifications and [c.i.] of such modifications. Notwithstanding the foregoing, DUSA [c.i.] any such [c.i.] that NSP is able to mitigate and NSP shall use its best efforts to mitigate such [c.i.]. All [c.i.] shall be subject to validation to the reasonable satisfaction of the DUSA. In no event shall DUSA's total liability under this Section 3.5.1 exceed [c.i.] by DUSA with respect to such Product [c.i.] if such modification had not been made. Unless otherwise agreed, all Products, components and other materials for which DUSA [c.i.] under the provisions of this Section 3.5.1 shall become the property of DUSA. NSP shall deliver such Products, components and other materials in accordance with any reasonable instructions that DUSA may specify or use them solely for the benefit of DUSA.

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            3.5.2 [c.i.] . In addition and subject to Section 5.2.2, DUSA agrees
[c.i.] by NSP of [c.i.] or changes to Specifications, if and to the extent that such [c.i.] are used exclusively by NSP in manufacture or storage of Products for DUSA hereunder; provided that in each case DUSA consents in writing to the incurrence of such costs, which consent shall not be unreasonably withheld.

                                   ARTICLE IV
                          SUPPLY OUTSIDE THE TERRITORY

From time to time as DUSA desires to secure supply of Products for sale outside of the Territory, DUSA agrees to notify NSP and discuss with NSP for a period of [c.i.] after such notification the possibility of NSP providing some or all of such supply. If NSP does not desire to provide such supply or the parties are unable to agree on the terms and conditions of such supply after such [c.i.] for any reason, DUSA shall be free to secure one or more alternate sources for its requirements of Products outside the Territory (including manufacturing such Products itself), without any further obligation to NSP.

                                    ARTICLE V
                                 LICENSES/TITLE

      5.1 To NSP. DUSA hereby grants to NSP a [c.i.] license under the DUSA Technology to manufacture the Products ordered by DUSA hereunder and deliver such Products to DUSA or its designee as specified in this Agreement.

      5.2   Title.

            5.2.1 ALA. As of the Effective Date, NSP has forty kilograms ( 40 kg) of ALA in its inventory which NSP acknowledges was purchased by and is owned by DUSA and the parties acknowledge that all such ALA shall be used solely for Product development and testing applications hereunder. In addition, all ALA provided by or on behalf of DUSA hereunder shall be owned by DUSA.

            5.2.2 Equipment. NSP further acknowledges that the equipment and other materials listed on Exhibit E was purchased by and is owned by DUSA. DUSA may amend Exhibit E from time to time during the term of this Agreement by delivering additional equipment or other materials to NSP for use in fulfilling its supply obligations hereunder.

            5.2.3 Other. NSP shall maintain a written record identifying all ALA owned by DUSA and the equipment and other materials listed on Exhibit E, as amended (collectively, the "Production Assets") as the property of DUSA. NSP shall hold the Production Assets at NSP's risk and shall replace the Production Assets if they are lost damaged or destroyed. In addition, NSP shall maintain the Production Assets in good condition at NSP's expense and insure the Production Assets against, loss, theft and damage under a policy naming DUSA as an additional insured. The Production Assets shall be used solely for the production of Products for supply to DUSA or its designee hereunder and shall not be used for the production, manufacture or design of any products

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for any third party without the prior written consent of DUSA. The Production
Assets shall be subject to disposition by DUSA upon expiration or termination of this Agreement. In either such event, NSP shall deliver the Production Assets to DUSA or its designee. NSP agrees to cooperate with DUSA, at DUSA's expense, in the filing of any UCC financing statements relating to the Production Assets as DUSA may deem necessary or useful.

                                   ARTICLE VI
                         EXCLUSIVITY/COMPETITIVE PRICING

      6.1 Exclusivity. Except as provided in Section 6.2 below, DUSA agrees to purchase at least [c.i.] of its requirements for Products ordered for delivery during each [c.i.] during the term of this Agreement for sale in the Territory from NSP. In consideration of the foregoing, NSP agrees that during the term of this Agreement NSP shall [c.i.] to third parties without DUSA's prior written consent.

      6.2 Competitive Pricing. If after [c.i.] of the Effective Date and notwithstanding anything herein to the contrary, DUSA (i) receives a written quote from a non-Affiliate third party for supply of Products for sale in the Territory for a price [c.i.] below the price charged by NSP hereunder for such Products and on terms and conditions at least as favorable as the terms and conditions herein or (ii) is able to manufacture Product itself (or through an Affiliate) at [c.i.] the price charged by NSP hereunder for such Products on a [c.i.] basis calculated in accordance with standard cost accounting principals, then DUSA may thereafter, as applicable, purchase up to, or manufacture (itself or through an Affiliate) up to, [c.i.] of the amounts it would otherwise be required to purchase from NSP hereunder from such third party on [c.i.] written notice to NSP. Together with such notice DUSA shall provide NSP (A) a copy of the written quotation from the third party, provided that the name of the third party supplier may be redacted, or (B) an [c.i.] for Products manufactured by DUSA, as applicable. NSP shall have the right to verify the third party quotation or Product costs provided to it in accordance with the preceding sentence through a third party independent accountant engaged by NSP, who shall be obligated not to disclose any of DUSA's records to NSP. Notwithstanding the foregoing, if within [c.i.] after receipt of DUSA's notice to purchase Products from a third party or manufacture Product itself, NSP notifies DUSA in writing that it [c.i.] third party's price for Products or [c.i.] its price to [c.i.] of DUSA's certified cost for manufacturing Product, then the price for Products set forth on Exhibit D shall be [c.i.] for all Products shipped after that date. To the extent that DUSA elects to exercise its rights under this Section 6.2, DUSA shall be relieved of its obligations under Sections 2.3 and 2.4.

                                   ARTICLE VII
                               REGULATORY MATTERS

      7.1 Regulatory Approvals. The parties understand and agree that DUSA, itself or through its agents, shall have the sole right to correspond with and submit regulatory applications and other filings to the FDA, HPB or other regulatory agencies to obtain approvals to import, export, sell or otherwise commercialize the Products alone or with other products (collectively, "Approvals") as

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DUSA deems useful or necessary. Accordingly, except as otherwise required by law, NSP shall not correspond directly with the FDA, HPB or any other regulatory agency relating to the process of obtaining Approvals or any obtained Approval for the Products, without DUSA's prior permission. Notwithstanding the foregoing, NSP agrees to assist DUSA, as requested by DUSA and [c.i.], in preparing, submitting and maintaining applications for such Approvals.

      7.2 Information. Without limiting the provisions of Section 7.1 above, NSP shall promptly provide DUSA all written and other information, in NSP's possession or control, necessary or useful for DUSA to apply for, obtain and thereafter maintain Approvals for the Products including without limitation information relating to the Facility, process, methodology or components used in the manufacture, processing, or packaging of the Products or other such information required to be submitted to the FDA (or its foreign equivalent) in the form of a marketing application. Without limiting the foregoing and subject to Section 7.5 below, NSP agrees to immediately inform DUSA when any such information is no longer current and reflective of current manufacturing practices, procedures or the Specifications and to provide updated information to DUSA. For avoidance of doubt, to the extent such the information provided to DUSA under this Section 7.2 is Confidential Information of NSP the same shall be subject to the provisions of Article 11 below. Without limiting the foregoing, it is understood upon termination of this Agreement, DUSA agrees to return to NSP, that information and documents provided to DUSA under this Section 7.2 and in DUSA's control, provided, however, it is understood and acknowledged by NSP that certain information and documents once provided to the FDA or other regulatory agency cannot be returned.

      7.3 Inspections. NSP shall permit the FDA, HPB and other regulatory agencies to conduct inspections of the Facility as the FDA or such other regulatory agencies may request, and shall cooperate with the FDA, HPB or such other regulatory agencies with respect to such inspections and any related matters, in each case related to the Product. NSP agrees to give DUSA prior notice (when possible) of any such inspections, and to keep DUSA informed about the results and conclusions of each such regulatory inspection, including actions taken by NSP to remedy conditions cited in such inspections. In addition, NSP shall allow DUSA or its representative to assist in the preparation for and be present at such inspections. NSP shall provide DUSA with copies of any written inspection reports issued by such agencies and all correspondence between NSP and the agency related thereto, including, but not limited to, FDA Form 483, Notice of Observation, and all correspondence relating thereto, in each case relating to the Product or general manufacturing concerns (i.e., facility compliance or the like). DUSA and its regulatory consultants, agents, marketing partners or other third parties agreed upon in advance by NSP, under reasonable confidentiality requirements, shall have access, to all quality assurance and GMP audits of NSP for the purposes of assessment of regulatory compliance, to the buildings, records and areas of the Facility involved in the manufacture, testing, storage and shipment of the Products.

      7.4 DUSA Cooperation. DUSA agrees to keep NSP reasonably informed as to the status of Approvals for Products supplied hereunder.

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      7.5 Maintenance of Approvals. Notwithstanding anything herein to the contrary, NSP shall not undertake any modifications to the Product manufacturing or testing processes that could delay or otherwise impact the Approvals or other regulatory submissions, including without limitation, regulatory product reviews, Investigational New Drug applications (INDs), New Drug Applications
(NDAs) or any other compliance status without prior written agreement of DUSA. NSP shall obtain and maintain all licenses, permits and registrations necessary to manufacture the Products and supply them hereunder.

      7.6 Reporting. Pursuant to the FDA's and other applicable regulatory agency's regulations and policies, DUSA may be required to report to such regulatory agency information that reasonably suggests that a Product may have caused or contributed to the death or serious injury. Accordingly, NSP agrees to inform DUSA of any such information promptly after becoming aware of it so that DUSA can comply with such reporting requirements.

                                  ARTICLE VIII
                           PRODUCT WARRANTIES/SERVICE

      8.1 Product Warranties. NSP warrants and represents that:

            8.1.1 Specifications. All Products supplied hereunder shall comply with the Specifications and shall conform with the information shown on the certificate of analysis provided for the particular shipment according to
Section 3.2 hereof;

            8.1.2 GMP. The Facility, and all Products supplied hereunder, meet all applicable regulatory requirements (including applicable GMP regulations) imposed by applicable regulatory agencies with respect to any Approval;

            8.1.3 Compliance with FFDCA. None of the Product supplied to DUSA hereunder shall be adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C.Section 301 et seq.; as amended and in effect of the time of shipment; provided, however, that this provision shall not apply to, and NSP shall have no responsibility for, misbranding caused directly by DUSA as a result of labels or package text specified by DUSA for the Products, nor for misbranding or adulteration caused by any adulterated or misbranded ALA supplied by DUSA to NSP;

            8.1.4 Timing. All Product supplied to DUSA hereunder shall have completed manufacture within [c.i.] prior to receipt by DUSA; and

            8.1.5 No Encumbrance. Title to all Products supplied hereunder shall pass as provided herein free and clear of any security interest, lien, or other encumbrance.

      8.2 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 8.1, NSP MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE PRODUCTS, AND NSP HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES

OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE FOR ALL PRODUCTS SUPPLIED BY NSP TO DUSA HEREUNDER.


      8.3 Recalls. In the event that DUSA is required by any regulatory agency to recall the Products or if DUSA voluntarily initiates a recall of the Products and in either case if such recall is a result of a breach any of the warranties under Section 8.1.1 through 8.1.4 above, NSP shall bear the out-of-pocket costs of such recall.

      8.4 Claims. Any claim by DUSA under the foregoing warranty shall be made in writing to NSP not more than [c.i.] after the delivery of the Product by DUSA or DUSA's consignee.

                                   ARTICLE IX
                                   TRADEMARKS

      9.1 Packaging and Labeling. The trade dress, style of packaging and the like with respect to the Products will be determined by DUSA in consultation with NSP so as to be consistent with DUSA's standard trade dress and style and all applicable regulatory requirements (the "Packaging Specifications"). NSP shall be responsible for packaging and labeling the Products delivered hereunder in accordance with the Packaging Specifications.

      9.2 Trademarks. Without limiting the provisions of Section 9.1 above, packaging materials and labels for the Products shall display the Levulan Trademark, Kerastick Trademark and the DUSA trade name (collectively, the "DUSA Marks"). Accordingly, DUSA hereby grants to NSP a license to use the DUSA Marks for the term of this Agreement for the purposes of supplying the Products hereunder. The ownership and all goodwill from the use of the DUSA Marks shall vest in and inure to the benefit of DUSA. NSP hereby acknowledges DUSA's ownership rights in the DUSA Marks, and accordingly agrees that at no time during or after the term of this Agreement to challenge or assist others to challenge the DUSA Marks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to such DUSA Marks.

      9.3 Recordation. In those countries of the Territory where a trademark license must be recorded, DUSA, [c.i.], will provide and record a separate trademark license for the DUSA Marks. NSP shall cooperate in the preparation and execution of such documents [c.i.].

                                    ARTICLE X
                              TERM AND TERMINATION


      10.1 Term. The term of this Agreement shall commence on the Effective Date and continue in full force until the fifth anniversary of the Effective Date, unless terminated earlier in accordance with this Article 10. This Agreement may be extended for additional [c.i.] periods by mutual written agreement of NSP and DUSA at least [c.i.] prior to expiration of the then-current term hereof; provided, however, that neither NSP nor DUSA shall be obligated to approve any such extension and shall have no liability whatsoever by reason of any failure to agree on any such extension.

      10.2  Termination.

            10.2.1 By DUSA.

                  (A) Late Shipments. In the event that [c.i.] Late Shipments of Product occur hereunder in any calendar year, the Price with respect to units of Product shipped or to be shipped in such [c.i.] Late Shipment in any year shall be reduced by [c.i.]. In the event that [c.i.] Late Shipments of Product occur hereunder in any calendar year, DUSA shall have the right to terminate this Agreement on [c.i.] prior written notice, provided that such notice is given within [c.i.] after the particular Late Shipment giving rise to such right. For purposes of this Section 10.2.1(A) "Late Shipment" shall mean a failure by NSP to supply quantities of Product ordered in accordance with Section 2.4 hereof, which failure remains uncured for [c.i.] following the scheduled shipping date of such Product.

                  (B) Defective Product. This Agreement may be terminated by DUSA upon [c.i.] prior written notice if: (i) [c.i.] of the Product supplied in each of any [c.i.] shipments during any rolling [c.i.] period fail to conform to Specifications, or (ii) [c.i.] of the Product supplied in each of any [c.i.] shipments during any rolling [c.i.] period fail to conform to Specifications, in each case which failure is not cured within [c.i.] following notice from DUSA and notice of termination is given within [c.i.] following the last of such uncured nonconformity or any subsequent uncured nonconformity within such [c.i.] period.

            10.2.2 By NSP. NSP may terminate this Agreement upon [c.i.] prior written notice to DUSA, if the total Product units ordered by DUSA for delivery during the period from [c.i.]to [c.i.] of this Agreement is not [c.i.]. For avoidance of doubt it is acknowledged that in the event of such failure under this Section 10.2.2 NSP will have the right to give notice as early as [c.i.] of this Agreement.

            10.2.3 Either Party. Without limiting Section 10.2.1 above, this Agreement may be terminated by either party if the other party breaches any material term or condition of this Agreement and fails to remedy the breach within [c.i.] after being given written notice thereof.

      10.3  Effect of Expiration or Termination.

            10.3.1 Accrued Obligations. It is understood that termination or expiration of this Agreement shall not relieve a party from any liability which, at the time of such termination or expiration, has already accrued to the other party.

            10.3.2 Assistance. In the event that DUSA terminates the Agreement pursuant to Section 10.2 above as a result of breach by NSP, NSP shall reasonably cooperate with DUSA to establish supply of Products, including sources of components and other materials; provided that such assistance shall not require NSP to transfer or license any of the NSP Technology unless the parties otherwise mutually agree in writing.


            10.3.3 Survival. The provisions of Sections 8.1, 8.2 and 10.3 and Articles 1, 11, 13 and 14 shall survive the termination of this Agreement for any reason. Except as otherwise expressly provided in this Article 10, all other rights and obligations of the parties shall terminate upon termination of this Agreement.

                                   ARTICLE XI
                                 CONFIDENTIALITY

      11.1 Confidential Information. The parties may from time to time disclose to each other Confidential Information. "Confidential Information" shall mean any information disclosed by one party to the other party hereto which if disclosed in tangible form is marked "confidential" or with other similar designation to indicate its confidential or proprietary nature or if disclosed orally is indicated orally to be confidential or proprietary by the party disclosing such information at the time of such disclosure and is confirmed in writing as confidential or proprietary by the disclosing party within forty-five
(45) days after such disclosure. Notwithstanding the foregoing or anything herein to the contrary, Confidential Information shall not include any information that, in each case as demonstrated by written documentation: (i) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure; (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party; (iii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement; or (iv) was subsequently lawfully disclosed to the receiving party by a person other than the disclosing party.

      11.2 Confidentiality. Each party agrees to hold and maintain in strict confidence all Confidential Information of the other party. Without limiting the foregoing, neither party shall use or disclose the Confidential Information of the other party, except as otherwise permitted by this Agreement or as may be necessary or useful to exercise its rights or perform its obligations under this Agreement. Nothing contained in this Article 11 shall prevent either party from disclosing any Confidential Information of the other party to (a) regulatory agencies for the purpose of obtaining approval to distribute and market the Products (or products incorporating the Products); provided, however, that all reasonable steps are taken to maintain the confidentiality of such Confidential Information to be disclosed; (b) to accountants, lawyers or other professional advisors or in connection with a merger, acquisition or securities offering, subject in each case to the recipient entering into an agreement to protect such Confidential Information from disclosure; or (c) is required by law or regulation to be disclosed; provided, however, that the party subject to such disclosure requirement has provided written notice to the other party promptly upon receiving notice of such requirement in order to enable the other party to seek a protective order or otherwise prevent disclosure of such Confidential Information.

                                   ARTICLE XII
                         REPRESENTATIONS AND WARRANTIES

      12.1 NSP. NSP represents and warrants that: (i) it has full power to enter into this Agreement and to grant to DUSA the rights granted to DUSA hereunder;
(ii) it has obtained all necessary corporate approvals to enter into and execute the Agreement; and (iii) NSP shall fully comply with the requirements of any and all applicable federal, state, local and foreign laws, regulations, rules and orders of any governmental body having jurisdiction over the activities contemplated by this Agreement and to the extent applicable to NSP.

      12.2 DUSA. DUSA represents and warrants that: (i) it has full power to enter into the Agreement; (ii) it has obtained all necessary corporate approvals to enter and execute into this Agreement; (iii) DUSA shall fully comply with the requirements of any and all applicable federal, state, local and foreign laws, regulations, rules and orders of any governmental body having jurisdiction over the activities contemplated by this Agreement and to the extent applicable to DUSA; and (iv) none of the ALA supplied by DUSA shall be adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. Section 301 et seq., as amended and in effect of the time of supply.

      12.3 Disclaimer. EXCEPT AS PROVIDED IN THIS ARTICLE 12 AND SECTION 8.1 ABOVE, NEITHER PARTY MAKES ANY WARRANTIES OR CONDITIONS (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF AND EACH PARTY EXPRESSLY DISCLAIMS ANY SUCH ADDITIONAL WARRANTIES.

                                  ARTICLE XIII
                                 INDEMNIFICATION

      13.1 DUSA. DUSA shall indemnify, defend and hold harmless NSP, its directors, officers, employees, agents, successors and assigns from and against any liabilities, expenses or costs (including reasonable attorneys' fees and court costs) arising out of any claim, complaint, suit, proceeding or cause of action against any of them by a third party alleging physical injury or death resulting from (i) the clinical testing of the Products by or on behalf of DUSA;
(ii) the promotion, distribution, sale, handling, possession, or use of the Products by or on behalf of DUSA following acceptance of such Product in accordance with Section 3.3 above; (iii) the negligent or intentionally wrongful acts or omissions of DUSA; and (iv) any breach by DUSA of its representations and warranties under Section 12.2 above, in each case subject to the requirements set forth in Section 13.3 below. Notwithstanding the foregoing, DUSA shall have no obligations under this Article 13 for any liabilities, expenses or costs arising out of or relating to claims covered under Section
13.2 below.

      13.2 NSP. NSP shall indemnify, defend and hold harmless DUSA, its directors, officers, employees, agents, successors and assigns from and against all liabilities, expenses, and costs

(including reasonable attorneys' fees and court costs) arising out of any claim, complaint, suit, proceeding or cause of action against any of them by a third party alleging physical injury or death resulting from (i) the negligent or intentionally wrongful acts or omissions of NSP; and (ii) any breach by NSP of any of its representations and warranties under Sections 8.1 or 12.1, in each case subject to the requirements set forth in Section 13.3 below.

      13.3 Indemnification Procedure. A party that intends to claim indemnification (the "Indemnitee") under this Article 13 shall promptly notify the indemnifying party (the "Indemnitor") in writing of any third party claim, suit or proceeding included within the indemnification described in this Article 13 above (each a "Claim") with respect to which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof; provided that the Indemnitee shall have the right to participate, at its own expense, with counsel of its own choosing in the defense and/or settlement of such Claim. The indemnification under this Article 13 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the consent of the Indemnitor. The Indemnitee under this
Article 13, and its employees, at the Indemnitor's request and expense, shall provide full information and reasonable assistance to Indemnitor and its legal representatives with respect to such Claims.

                                   ARTICLE XIV
                                     GENERAL

      14.1 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the United States and the State of New Jersey without reference to conflict of laws principles and excluding the 1980 U.N. Convention on Contracts for the International Sale of Goods. The parties hereby submit, subject to Section 14.2 below, to the exclusive jurisdiction and venue of the state courts in New York, New York (or, if there is exclusive federal jurisdiction, the United States District Courts in New York, New York), and the parties consent to the personal and exclusive jurisdiction of these courts.

      14.2 Disputes. If NSP and DUSA, are unable to resolve any dispute between them, either NSP or DUSA may, by written notice to the other, have such dispute referred to the Chief Executive Officers (or equivalent) of NSP and DUSA, for attempted resolution by good faith negotiations within [c.i.] after such notice is received. Unless otherwise mutually agreed, the negotiations between the designated officers shall be conducted by telephone, within [c.i.] and at times within the period stated above offered by the designated officers of DUSA to the designated officer of NSP for consideration. If the parties are unable to resolve such dispute in accordance with the aforementioned procedure or within such [c.i.] period, either party shall have the right to pursue any and all other remedies available to such party.

      14.3 Implied Obligations. This Agreement sets forth all of the rights and obligations of the parties with respect to the subject matter hereof.

      14.4 Force Majeure. Nonperformance of any party shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control of the nonperforming party.

      14.5 Delays. Time shall be of the essence for the performance of the party's obligations under this Agreement.

      14.6 Assignment. The parties agree that their rights and obligations under this Agreement may not be assigned or otherwise transferred to a third party without the prior written consent of the other party hereto. Any assignment in violation of this Section 14.6 shall be null and void. Notwithstanding the foregoing, either party may transfer or assign its rights and obligations under this Agreement to a successor to all or substantially all of its business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise; provided that such assignee or transferee has agreed to be bound by the terms and conditions of this Agreement. Without limiting the foregoing, if as a result of an assignment by DUSA to a third party in accordance with this
Section 14.6 DUSA's forecasted requirements of Products are substantially increased, then DUSA agrees to negotiate in good faith with NSP to implement a new delivery schedule in order to meet such higher demands. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns. In addition, NSP may assign this Agreement to its Affiliate, provided that NSP agrees in writing to continue to be responsible for its obligations hereunder.

      14.7 Notices. Any notice or report required or permitted to be given or made under this Agreement by either party shall be in writing and delivered to the other party at its address indicated below (or to such other address as a party may specify by notice hereunder) by courier or by registered or certified airmail, postage prepaid, courier service, or by facsimile; provided, however, that all facsimile notices shall be promptly confirmed, in writing, by registered or certified airmail, postage prepaid. All notices shall be effective as of the date received by the addressee.

      If to NSP:              North Safety Products
                              2000 Plainfield Pike
                              Cranston, RI 02921
                              Attn: President
                              Fax: (401)946-6125

      with a copy to:         Norcross Safety Products
                              2000 Plainfield Pike
                              Cranston, RI 02921
                              Attn: VP-Sales & Marketing
                              Fax: (401)946-7560

      If to DUSA:             DUSA Pharmaceuticals, Inc.
                              181 University Ave.
                              Suite 1208
                              Toronto, Ontario M5H 3M7
                              Attn: President
                              Fax: (416)363-6602

      with a copy to:         Wilson Sonsini Goodrich & Rosati
                              Professional Corporation
                              650 Page Mill Road
                              Palo Alto, California 94304-1050
                              Attn: Kenneth A. Clark, Esq.
                              Fax: (650) 493-6811

      14.8 Confidential Terms. Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party, except to prospective investors and to such party's accountants, attorneys and other professional advisors or as required by securities or other applicable laws, in which case the disclosing party shall seek confidential treatment to the extent available.

      14.9 Limitation of Liability. EXCEPT WITH RESPECT TO LIABILITY ARISING OUT OF ARTICLE XIII OR IN THE CASE OF WILLFUL BREACH, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME. Notwithstanding the foregoing, the limitation under this Section 14.9 shall apply to a breach by NSP of its obligation to supply Products hereunder only if at the time of such breach NSP is allocating all its output to DUSA.

      14.10 Headings. Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement.

      14.11 Non-Waiver. Any waiver of the terms and conditions hereof must be explicitly in writing. The waiver by either of the parties of any breach of any provision hereof by the other shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

      14.12 Severability. Should any section, or portion thereof, of this Agreement be held invalid by reason of any law, statute or regulation existing now or in the future in any jurisdiction by any court of competent authority or by a legally enforceable directive of any governmental body, such section or portion thereof shall be validly reformed so as to approximate the intent of the parties as nearly as possible and, if unreformable, shall be deemed divisible and deleted with respect to such jurisdiction, but the Agreement shall not otherwise be affected.

      14.13 Independent Contractors. The relationship of DUSA and NSP established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between DUSA and NSP. Neither party shall have any right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

      14.14 Entire Agreement. The terms and provisions contained in the Agreement, including the Exhibits hereto, constitute the entire agreement between the parties and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between the parties. No agreement or understanding varying or extending this Agreement shall be binding upon either party hereto, unless set forth in a writing which specifically refers to the Agreement signed by duly authorized officers or representatives of the respective parties, and the provisions hereof not specifically amended thereby shall remain in full force and effect.

      14.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.

DUSA PHARMACEUTICALS, INC.          NORTH SAFETY PRODUCTS

By:   s/ R. Carroll                 By:    s/ R.A. Peterson
      ------------------------             ----------------------
Name: Ronald L. Carroll             Name:  Robert A. Peterson
      ------------------------             ----------------------
Title:Executive VP & COO            Title: President & C.E.O.
      ------------------------             ----------------------

                                    EXHIBIT A
                               AMINOLEVULINIC ACID

                                     [c.i.]

                                    EXHIBIT B
                                 SPECIFICATIONS

Part I
      Assumptions for Manufacturing Process                       [c.i.]

Part II
      List of Items/Specifications                                [c.i.]

Part III
      Detailed Specifications                                     [c.i.]

                                    EXHIBIT C
                         ALA QUALITY PERFORMANCE TESTING




                                     [c.i.]

                                    EXHIBIT D
                                      PRICE

NORTH - (Logo)

                                                NORTH SAFETY PRODUCTS
                                                2000 Plainfield Pike
                                                Cranston, RI 02921

                                                Telephone 401 943 4400
                                                Facsimile 401 946 7560

MEMORANDUM

To            Ron Carroll                    From            Barbara Morin
------------------------------               -----------------------------------
Subject       Price Quote                    Date            April 1, 1999
------------------------------               -----------------------------------
Copies             File

Here is the pricing for the manufacture of the Levulan(R) Applicator.

Pricing has been based on the following assumptions.

-     Product will be [c.i.]
-     Batch size will be [c.i.]
-     Annual volume will be [c.i.] pieces.
-     Attached specifications are accurate.

Any change to the above assumptions will affect the cost of the applicator.

            Levulan(R) Applicator         [c.i.]

Terms [c.i.]

Pricing and terms will be confirmed in the Purchase and Supply Agreement that will include warranty and indemnity terms.

Please contact me at 401-275-2569 if you have any questions.

                                    EXHIBIT E
                          DUSA EQUIPMENT AND MATERIALS




                                     [c.i.]